UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                           Jevic Transportation, Inc.
                      ------------------------------------
                                (Name of Issuer)


                           Common Equity, no par value
                      ------------------------------------
                         (Title of Class of Securities)


                                   47719P 10 7
                              ---------------------
                                 (CUSIP Number)


                                 July 14, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [  ]     Rule 13d-1(b)
                  [  ]     Rule 13d-1(c)
                  [ X]     Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 47719P 10 7                   13G/A



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Harry J. Muhlschlegel 1997 Family Trust
               TIN: 52-6879209

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


               Maryland

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                   -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                    -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                    -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                              -0-

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              -0-

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [   ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               0%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                              TRUST


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 47719P 10 7                   13G/A



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Karen B. Muhlschlegel 1997 Family Trust
               TIN: 52-6879208

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


               Maryland

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                   -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                    -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                    -0-
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                              -0-

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              -0-

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [   ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               0%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                              TRUST


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 47719P 10 7                   13G/A



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               George K. Reynolds III, Esq. (Trustee)


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


               U.S.A.

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                   593,656
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                    -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                    593,656
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                              -0-

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              593,656

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [   ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               5.5%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                              IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 47719P 10 7                   13G/A



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Bruce D. Burdick (Trustee)


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


               U.S.A.

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES                   593,656
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                    -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH                    593,656
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                              -0-

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              593,656

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [   ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               5.5%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                              IN


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)           Name of Issuer:

                    Jevic Transportation, Inc. (the "Issuer")

Item 1(b)           Address of Issuer's Principal Executive Offices:

                    600 Creek Road
                    Delanco, New Jersey  08075

Item 2(a)           Name of Person Filing:

                    Harry J. Muhlschlegel 1997 Family Trust (the "HM Trust") Karen B. Muhlschlegel 1997 Family Trust (the "KM Trust") George K. Reynolds III, Esq., Trustee
                    Bruce D. Burdick, Trustee

Item 2(b)           Address of Principal Business Office:

                    The HM Trust and the KM Trust have an address c/o:

                    George K. Reynolds III, Esq., Trustee
                    Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC The Garrett Building
                    233 East Redwood Street
                    Baltimore, Maryland 21202-3332

                    George K. Reynolds III, Esq., Trustee has an address at:

                    Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC The Garrett Building
                    233 East Redwood Street
                    Baltimore, Maryland 21202-3332

                    Bruce D. Burdick, Trustee has an address at:

                    148 Catherine Lane
                    Grass Valley, California 95945

Item 2(c)           Citizenship:

                    The HM Trust:  Maryland
                    The KM Trust:  Maryland
                    George K. Reynolds III, Esq.: U.S.A.
                    Bruce D. Burdick: U.S.A.

Item 2(d)           Title of Class of Securities:

                    Common Equity, no par value. The Common Equity consists of two series, including Class A Common Stock and Common Stock.

Item 2(e)           CUSIP Number:

                    47719P 10 7

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                    Not applicable

Item 4              Ownership.

     (a) Amount Beneficially Owned: Each of the HM Trust and the KM Trust beneficially owns no shares of Common Equity, having distributed all of the shares previously owned to certain other trusts (the "Trusts") for the benefit of the children of Harry and Karen Muhlschlegel, none of which beneficially owns more than five percent of the Common Equity. George K. Reynolds III, Esq. and Bruce D. Burdick are co-trustees of each of the Trusts and, as such, each of them beneficially owns 593,656 shares of Common Stock and no shares of Class A Common Stock. Mr. Reynolds and Mr. Burdick beneficially own the same shares.

     (b) Percent of Class: Each of the HM Trust and the KM Trust holds 0% of the Common Equity. Each of Mr. Reynolds and Mr. Burdick, as co-trustees of the Trusts, holds 5.5% of the Common Equity.

     (c) Number of shares of Common Equity as to which such persons have:

          (i)   sole power to vote or to direct the vote

                    Each of the HM Trust and the KM Trust has sole power to vote no shares of Common Equity. Each of Mr. Reynolds and Mr. Burdick, as co-trustees of the Trusts, has sole power

                                  Page 7 to 10
                    to vote 593,656 shares of Common Stock and no shares of Class A Common Stock.


          (ii)  shared power to vote or to direct the vote

                -0-

          (iii) sole power to dispose or to direct the disposition of

                    Each of the HM Trust and the KM Trust has sole power to dispose of no shares of Common Stock. Each of Mr. Reynolds and Mr. Burdick, as co-trustees of the Trusts, has sole power to dispose of 593,656 shares of Common Stock and no shares of Class A Common Stock.

          (iv)  shared power to dispose or to direct the disposition of

                -0-

Item 5          Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

     As of the date hereof, the HM Trust and the KM Trust own no shares of Common Equity.

Item 6          Ownership of More than Five Percent on Behalf of Another Person.

                Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                Not Applicable

Item 8          Identification and Classification of Members of the Group.

                Not Applicable

Item 9          Notice of Dissolution of Group.

                Not Applicable

Item 10         Certification.

                Not Applicable

     After reasonable inquiry, and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

                                        Date:    February 12, 1999

                                        HARRY J. MUHLSCHLEGEL
                                        1997 FAMILY TRUST


                                        By:  /s/ George K. Reynolds III
                                             -----------------------------------
                                             George K. Reynolds III, Esq.
                                             Trustee


                                        By:  /s/ Bruce D. Burdick
                                             -----------------------------------
                                             Bruce D. Burdick
                                             Trustee


                                        KAREN B. MUHLSCHLEGEL
                                        1997 FAMILY TRUST


                                        By:  /s/ George K. Reynolds III
                                             -----------------------------------
                                             George K. Reynolds III, Esq.
                                             Trustee


                                        By:  /s/ Bruce D. Burdick
                                             -----------------------------------
                                             Bruce D. Burdick
                                             Trustee

                                             /s/ George K. Reynolds III
                                             -----------------------------------
                                             George K. Reynolds III, Esq.



                                             /s/ Bruce D. Burdick
                                             -----------------------------------
                                             Bruce D. Burdick